                            CERTIFICATE OF AMENDMENT

                                     OF THE

                                                                 Exhibit 3(a)(5)
                          CERTIFICATE OF INCORPORATION

                                       OF

                            GREENTREE SOFTWARE, INC.
               (under section 805 of the Business Corporation Law)

     Each of the undersigned, being the Chief Executive Officer and Chairman of the Board of Directors, and the President and Secretary of GREENTREE SOFTWARE, INC. (the "Corporation"), pursuant to Section 805 of the Business Corporation Law of the State of New York, do hereby certify and set forth:

     (1) The name of the Corporation is GREENTREE SOFTWARE, INC. The name under which the Corporation was formed is Schacher Greentree & Co., Inc.

     (2) The Certificate of Incorporation of the Corporation was filed by the Department of State on the 13th day of June, 1977, and subsequently amended on the 18th day of August, 1983, the 26th day of January, 1988, the 23rd day of December, 1993, the 28th day of April, 1994, and the 1st day of March, 1995.

     (3) The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to reduce the aggregate number of Common Shares issued and outstanding or held in treasury by means of a one-for-six reverse stock split of the Common Shares and to reclassify the Common Shares by changing its par value. As of the date hereof (the "Effective Date"), a one-for-six reverse stock split of the Common Shares, as well as a change in the par value per share of the Common Shares (such reverse stock split and change in par value per share being referred to herein as the "Reverse Stock Split"), shall become effective such that each share of Common Shares, $0.04 par value per share ("Old Par Value Common Shares"), that is issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically combined, reclassified and changed (without any further act) into one-sixth (1/6) of one share of fully paid and nonassessable Common Shares, $0.01 par value per share, of the Corporation ("New Par Value Common Shares"). No fractional share of New Par Value Common Shares shall be issued to any holder of record of shares of Old Par Value Common Share as a result of the Reverse Stock Split, but in lieu of any fraction of a share which would otherwise be issuable to any such holder of record, there shall be paid by the Corporation an amount of cash equal to the pro rata value of such fractional share. Each stock certificate of the Corporation that represents shares of Old Par Value Common Shares and that is outstanding immediately prior to the Effective Time shall immediately after the Effective Time represent such number of shares of New Par Value Common Shares as shall be equal to one-sixth (1/6) of the number of shares of Old Par Value Common Shares shown on the face of such stock certificate, excluding fractional shares which are subject to cash settlement as provided above. Within a reasonable time after the Effective Time, notice shall be given to the shareholders of record of the New Par Value Common Shares instructing them to surrender those of their stock certificates that represent, on their face, shares of Old Par Value Common Shares to the Corporation for cancellation and reissuance of new certificates representing the number of shares of New Par Value Common Shares to which such shareholders are entitled after adjustment for the Reverse Stock Split. The aggregate amount of capital represented by the aggregate number of shares of Old Par Value Common Shares issued and outstanding immediately prior to the Effective Time shall be appropriately adjusted to reflect the change in the aggregate number of shares of New Par Value Common Shares issued and outstanding immediately after the Effective Time and the change in the par value as a result of the Reverse Stock Split. From and after the Effective Time, any reference to, or use of, the term "Common Shares", or any reference to the par value per share thereof, in the Certificate of Incorporation shall, notwithstanding anything in the Certificate of Incorporation to the contrary, be deemed a reference to the New Par Value Common Shares or the par value per share thereof, respectively.

     As a result of the foregoing amendment, the Reverse Stock Split, the Nine Million Six Hundred Sixty-Three Thousand Six Hundred Sixty-Two (9,663,662) shares of the Old Par Value Common Shares, par value $0.04 per share, issued and outstanding immediately prior to the Effective Date, will be reduced, at a rate of one for six, to a maximum of One Million Six Hundred Ten Thousand Six Hundred Ten (1,610,610) New Par Value Common Shares par value $0.01 per share, issued and outstanding to the shareholders of the Corporation as of and on the Effective Date.

     As a result of the foregoing amendment, the Reverse Stock Split, the Five Million Three Hundred Thirty-Six Thousand Three Hundred Thirty-Eight (5,336,338) shares of the Old Par Value Common Shares, par value $0.04 per share, authorized but unissued as of immediately prior to the Effective Date, will, by virtue of the Reverse Stock Split, be increased to a maximum of Thirteen Million, Three Hundred Eighty-Nine Thousand Three Hundred Ninety (13,389,390) shares of the New Par Value Common Shares, par value $0.01 per share, authorized but unissued shares of the Common Shares as of and on the Effective Date.

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     (4)  To accomplish the foregoing amendment, paragraph (4) of the
Certificate of Incorporation of the Corporation, which sets forth the aggregate number of shares which the Corporation shall be authorized to issue and the par value of each of such shares, is hereby amended to read as follows:

               "(4) The aggregate number of shares which the Corporation shall have authority to issue is Fifteen Million (15,000,000) common shares, having a par value of $0.01 per share."

     (5) As a result of the amendment set forth in paragraph (3)(ii) above, the Reverse Stock Split, the Corporation's stated capital shall be reduced by one-twenty-fourth (1/24) from $386,546 to $16,106.

     (6) The foregoing amendments of the Certificate of Incorporation were authorized by the vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of the outstanding shares of Common Shares of the Corporation entitled to vote thereon at a meeting of shareholders of the Corporation duly called and held on June 23, 1997, a quorum being present.

     IN WITNESS WHEREOF, the undersigned has subscribed this Certificate of Amendment on the date set forth below and does hereby affirm, under penalties of perjury, that the statements contained herein have been examined by the undersigned and are true and correct.


                                             /s/ Joseph D. Mooney
                                        ----------------------------------------
                                        Joseph D. Mooney, CEO and
                                        Chairman of the Board of Directors



                                             /s/ Jeffrey B. Pinkerton
                                        ----------------------------------------
                                        Jeffrey B. Pinkerton, President and
                                        Secretary
Dated:    July 21, 1997

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            GREENTREE SOFTWARE, INC.

                Under Section 805 of the Business Corporation Law
                   __________________________________________













Bingham, Dana & Gould LLP
150 Federal Street
Boston, Massachusetts  02110
Attn.: Julio E. Vega, Esq.
(617) 951-8901